Exhibit 10.53

STOCK OPTION GRANT AGREEMENT

THIS AGREEMENT, made as of this 27th day of February 2008 between Harrah’s Entertainment, Inc. (the “Company”) and Charles L. Atwood (the “Participant”).

WHEREAS, the Company has adopted and maintains the Harrah’s Entertainment, Inc. Management Equity Incentive Plan (the “Plan”) to promote the interests of the Company and its Affiliates and Stockholders by providing the Company’s key employees and others with an appropriate incentive to encourage them to continue in the employ of and provide services for the Company or its Affiliates and to improve the growth and profitability of the Company;

WHEREAS, the Plan provides for the Grant to Participants of Options to purchase Shares.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.	Grant of Options. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant a Time-Based Option, a 2X Performance Option and a 3X Performance Option as set forth on the signature page hereto.

2.	Grant Date. The Grant Date of the Option hereby granted is February 27, 2008.

3.	Incorporation of Plan. All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of this Agreement, as interpreted by the Committee, shall govern. All capitalized terms used and not defined herein shall have the meaning given to such terms in the Plan.

4.	Exercise Price. The exercise price of each Share underlying the Option hereby granted is set forth on the signature page hereto

5.

MoM Determinations. If the Participant’s Employment is terminated by the Company without Cause or by the Participant for Good Reason and the Participant disagrees with the determination of the Deemed MoM made by the Board or Committee pursuant to Section 4.4.1 of the Plan, the Participant shall have the right to require the Company to seek an appraisal to determine the Deemed MoM in lieu of the Board or Committee determination (an “Outside Appraisal”); provided that the Participant shall not be entitled to an Outside Appraisal in the event an appraisal to determine the Fair Market Value of a Share has been done within the six-month period immediately preceding the determination of the Deemed MoM and the Board or Committee determines that no event has occurred that would reasonably be expected to affect the Fair Market Value in the reasonable, good faith judgment of the Board or Committee. Any such Outside Appraisal shall be made by one qualified person (which can be an accounting firm or investment banking firm or similar firm) (each, an “Appraiser”), having substantial experience in the valuation of similar enterprises in the United States. The Company and the Participant shall mutually agree upon such Appraiser within 30 days of the determination of the Deemed MoM. The Participant shall bear 100% of the fees and expenses of the Appraiser, unless the Appraiser’s determination of the Fair Market Value of a Share is at least 5% greater than the Board’s determination of the Fair Market Value of a Share, in which case the Company shall bear 100% of the fees and expenses of the Appraiser.

6.	Notwithstanding anything to the contrary contained in the Plan, Participant’s Time-Based Options shall not vest during the two-year period following the Closing Date (such two-year period, the “Severance Agreement Period”), provided that, if Participant is employed by the Company on the first business day after the expiration of the Severance Agreement Period, the Time-Based Options that would have vested during the Severance Agreement Period will immediately vest and become exercisable in accordance with the terms of the Plan. In addition, notwithstanding anything to the contrary set forth in the Participant’s Change in Control Severance Agreement with the Company dated as of January 1, 2003 (the “Severance Agreement”), the Participant expressly acknowledges and agrees that the vesting and exercisability of the Options will be governed solely by the terms of the Plan, this Agreement and, to the extent applicable, the Participant’s effective employment agreement with the Company entered into on or after the Closing Date, and as a condition to the grant of the Options, the Participant waives the right to any accelerated vesting or exercisability of the Options that may be contemplated by the Severance Agreement.

7.	Notwithstanding anything to the contrary contained in this Agreement or the Plan, in the event that the Participant does not enter into a new employment agreement with the Company or an Affiliate within 45 days of the Closing Date, Participant shall forfeit all of the Options granted pursuant to this Agreement effective immediately on the forty-sixth day following the Closing Date. For the avoidance of doubt, the extension of Participant’s employment agreement with the Company or an Affiliate shall not constitute the entry into a new employment agreement with the Company or an Affiliate.

8.	Alternate Vesting Schedule for Time-Based Option. The Time-Based Option shall be treated for all purposes under the Plan as a Time-Based Option (including, for the avoidance of doubt, the provisions of Sections 4.3.1.2, 4.3.1.3 and 4. 3.1.4 of the Plan) except that the provisions of Section 4.3.1.1 of the Plan shall not apply to this Option, which shall vest and become exercisable as provided in the following sentence. Each Time-Based Option shall vest and become fully exercisable, subject in all cases to the Participant’s continued Employment through the applicable Vesting Date, as follows:

(a) fifty percent (50%) of the Shares subject to the Time-Based Option shall vest and become fully exercisable on the date that is eighteen (18) months after the Closing Date; and

(b) the remaining fifty percent (50%) of the Shares subject to the Time-Based Option shall vest and become fully exercisable on the date that is thirty-six (36) months after the Closing Date.

9.	Special Provisions for Forfeiture Following Retirement. Notwithstanding the provisions of clause (c) of the first sentence of Section 4.4 of the Plan, in the event that the Participant’s

Employment terminates due to the Participant’s Retirement on or after the third anniversary of the Effective Date:

(a) Any unexercised portion of the Time-Based Option shall remain exercisable until the earlier of the date (i) on which the Participant receives a cash payment in exchange for the surrender of the Time-Based Option pursuant to a Change in Control, (ii) that is six (6) months after the Participant’s Retirement or (iii) that is the 10th anniversary of the Grant Date.

(b) Any unvested portion of the 2X Performance Option and 3X Performance Option shall remain outstanding and eligible to vest and become exercisable in accordance with Section 4.3.2 of the Plan and all subsections thereunder, provided that, any requirement in such Section or subsections that the Participant be continuously employed by the Company up to and through the effective date of the applicable vesting event shall be disregarded in determining whether the 2X Performance Option and 3X Performance Option will vest under this Section 9(b), and further provided that any such unvested portion of the 2X Performance Option and 3X Performance Option shall remain outstanding and eligible to vest and become exercisable under this Section 9(b) until the date that is the later of (i) the fifth anniversary of the Grant Date or (ii) the second anniversary of the date of the Participant’s Retirement (the period beginning on the date of the Participant’s Retirement and ending on the later of such dates, the “Extended Vesting Period”). In the event that either or both of the 2X Performance Option or 3X Performance Option, as the case may be, does not vest in accordance with this Section 9(b) prior to the last day of the Extended Vesting Period, the unvested 2X Performance Option or 3X Performance Option will terminate as of the last day of the Extended Vesting Period.

(c) Any portion of the 2X Performance Option and the 3X Performance Option that is vested and exercisable upon the Participant’s Retirement or that vests and becomes exercisable during the Extended Vesting Period after the Participant’s Retirement in accordance with Section 9(b) above, shall remain exercisable until the earliest of the date (i) on which the Participant receives a cash payment in exchange for the surrender of the 2X Performance Option or the 3X Performance Option, as applicable, pursuant to a Change in Control, (ii) that is six (6) months after the date on which the 2X Performance Option or the 3X Performance Option, as the case may be, becomes exercisable in accordance with the terms of Section 9(b) or (iii) that is the 10th anniversary of the Grant Date.

(d) Participant may use cashless exercise to satisfy the minimum amount of withholding taxes due on exercise, but only to the extent such right or the utilization of such right would not cause the Option to be subject to Section 409A of the Code.

For the avoidance of doubt, in the event that the Participant’s Employment terminates due to the Participant’s Retirement on or after the third anniversary of the Effective Date, the provisions of this Section 9 shall exclusively govern the post-termination exercise periods applicable to the Time-Based Option, 2X Performance Option and 3X Performance

Option and shall supersede the provisions of clause (c) of the first sentence of Section 4.4 of the Plan. The treatment of the Option upon a termination of employment due to the Participant’s Retirement prior to the third anniversary of the Effective Date or for any other reason at any other time (other than Participant’s Retirement on or after the third anniversary of the Effective Date) shall be governed exclusively by the Plan.

10.	Construction of Agreement. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action. This Agreement is intended to comply with Section 409A of the Code and any guidance issued thereunder and shall be interpreted, operated and administered by the Committee accordingly.

11.	Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

12.	Limitation on Transfer. The Option shall be exercisable only by the Participant or the Participant’s Permitted Transferee(s), as determined in accordance with the terms of the Plan (including without limitation the requirement that the Participant obtain the prior written approval by the Committee of any proposed Transfer to a Permitted Transferee during the lifetime of the Participant). Each Permitted Transferee shall be subject to all the restrictions, obligations, and responsibilities as apply to the Participant under the Plan and this Stock Option Grant Agreement and shall be entitled to all the rights of the Participant under the Plan, provided that in respect of any Permitted Transferee which is a trust or custodianship, the Option shall become exercisable and/or expire based on the Employment and termination of Employment of the Participant. All Shares obtained pursuant to the Option granted herein shall not be transferred except as provided in the Plan and, where applicable, the Management Investor Rights Agreement.

13.	No Special Employment Rights. Nothing contained in the Plan shall confer upon the Participant any right with respect to the continuation of Employment or interfere in any way with the right of the Company or an Affiliate, subject to the terms of any separate Employment agreement to the contrary, at any time to terminate such Employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of the Option.

14.	Participant’s Undertaking and Consents. The Participant hereby agrees to take whatever reasonable additional actions and execute whatever additional documents the Company may, in its reasonable, good faith judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Participant pursuant to the express provisions of this Stock Option Grant Agreement and the Plan (it being understood that such additional actions and documents shall not in any way expand such obligations or restrictions). The Participant hereby consents to the collection, retention, use, processing and transfer of the Participant’s personal data by the Company and any of its Affiliates, any administrator of the Plan, the Company’s registrars or brokers for the purposes of implementing and operating the Plan.

15.	Integration. This Agreement, and the other documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the Plan. This Agreement, including without limitation the Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter, except to the extent of any conflict between the provisions hereof and an employment agreement effective on the date hereof.

16.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

17.	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the provisions governing conflict of laws.

18.	Participant Acknowledgment. The Participant hereby acknowledges receipt of a copy of the Plan. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Plan, this Agreement and the Option shall be final and conclusive. The Participant further acknowledges that, prior to the occurrence of an Initial Public Offering, no exercise of the Option or any portion thereof shall be effective unless and until the Participant has executed the Management Investor Rights Agreement and the Participant hereby agrees to be bound thereby.

*    *    *    *    *

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and said Participant has hereunto signed this Agreement on his own behalf, thereby representing that he has carefully read and understands this Agreement, the Plan and the Management Investor Rights Agreement as of the day and year first written above.

Harrah’s Entertainment, Inc.

By:	/s/ KEN RUBELI
Name:	Ken Rubeli
Title:	Vice President-Compensation, Benefits & HRSS

/s/ CHARLES L. ATWOOD
Charles L. Atwood

Number of Shares subject to Time-Based Option:	40,212
Number of Shares subject to 2X Performance Option:	12,064
Number of Shares subject to 3X Performance Option:	12,064
Exercise Price for Time-Based Option, 2X Performance Option and 3X Performance Option:	$100.00 per Share

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